UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K /A
Amendment No. 1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2012

THE WIKI GROUP, INC.
 (Exact name of registrant as specified in its charter)

Delaware	033-26828	58-1921737
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1093 Broxton Avenue Suite 210 Los Angeles, CA 90024
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 443-9246

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (this “Amendment”) is being filed to incorporate changes to the Current Report on Form 8-K filed by The Wiki Group, Inc. (the “Company”), on February 14, 2012 (the “Original 8-K”) in response to comments received from the Securities and Exchange Commission (the “Commission”) as a result of the Commission’s review of the Original 8-K.  The Amendment is also being filed to file WikiPay’s financial statements for the years ended December 31, 2011 and 2010 as Exhibit 99.2 and pro forma financial information as Exhibit 99.3. Only Items 2.01 and 9.01 have been amended and restated in this Amendment.

Unless otherwise disclosed herein, the disclosures contained herein have not been updated to reflect events, results or developments that have occurred after the filing of the Original 8-K, or to modify or update those disclosures affected by subsequent events unless otherwise indicated in this Amendment. This Amendment should be read in conjunction with the Original 8-K and the Company’s filings made with the Commission subsequent to the Original 8-K, including any amendments to those filings.

Item 2.01      Completion of Acquisition or Disposition of Assets

On February 10, 2012 (the “Closing Date”), WikiLoan Inc., a Delaware Corporation (the “Company”), completed a merger with WikiPay, Inc. a Delaware corporation (“WikiPay”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated February 10, 2012 (the “Merger”). As a result of the Merger, WikiPay merged with and into the Company, with the Company being the surviving entity of the Merger.

Pursuant to the Merger Agreement, the Company will acquire 100% of the issued and outstanding shares of WikiPay and its two wholly-owned subsidiaries, WikiPay LTD of the United Kingdom and WikiPay SA of Mexico, in exchange for the issuance of 7,992,000 shares of WikiLoan Series A Preferred Stock, par value $0.01 (the “Preferred Stock”). Each share of common stock of WikiPay issued and outstanding immediately prior to the effective time, was converted into the right to receive a number of shares of WikiLoan Preferred Stock such that immediately after the Merger,  WikiPay’s stockholders own sixty percent (60%) of the Company’s then outstanding shares of common stock on a fully diluted basis (as if all of WikiPay’s and the Company’s Preferred Shares were converted), and the Company’s stockholders own forty percent (40%) of its then outstanding shares of the Company’s common stock on a fully diluted basis (as if all of WikiPay’s and the Company’s Preferred Shares were converted).

All shares of WikiPay common stock outstanding immediately prior to the Merger are no long outstanding and were automatically cancelled and retired and ceased to exist, and each certificate previously representing any such shares now represents the right to receive a certificate representing the shares of WikiLoan Preferred Stock into which such WikiPay common stock was converted into.

Certain officers and directors of WikiPay are affiliates of the Company. Marco Garibaldi, the Chief Executive Officer and a director of the Company, is the Chief Financial Officer and a director of WikiPay. Mr. Garibaldi owned 20,000 shares of WikiPay, Inc. representing 37%. Upon consummation of the Merger, Mr. Garibaldi was issued 2,960,000 shares of Series A Preferred Shares, which are convertible into 29,600,000 shares of the Company’s common stock. Edward DeFeudis, the President, Chief Financial Officer and a director of the Company, is the Chief Executive Officer and a director of WikiPay. Mr. DeFeudis owned 19,000 shares of WikiPay, Inc. representing 35%. Upon consummation of the Merger, Mr. DeFeudis was issued 2,812,000 shares of Series A Preferred Shares, which are convertible into 28,120,000 shares of the Company’s common stock.

In light of Mr. Garibaldi’s and Mr. DeFeudis’s relationship with WikiPay, the Company obtained a fairness opinion from an investment banking firm that the consideration paid by the Company in such transactions is fair to the Company from a financial point of view. The fairness opinion is attached hereto , as exhibit 99.4 to this Current Report on Form 8-K (this “Report”).

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the agreements filed as Exhibit 2.1 to this Report, which is incorporated by reference herein.

Series A Preferred Stock

Each share of Preferred Stock is convertible into ten (10) shares of the Company’s common stock, $0.001 par value (the “Common Stock”), at such a time as the Company determines, but not later than three months from issuance. Each share of Preferred Stock possess 10 votes per share and is entitled to vote together with holders of the company’s common stock on all matters upon which common stockholders may vote. The Preferred Stock contains rights to participate in dividends prior to holders of the Company’s Common Stock, and to receive the net assets of the Company upon liquidation, pari passu with the holders of the Company’s Common Stock.

About WikiPay, Inc.

WikiPay is a low-cost, cash-based mobile payment and marketing platform solution for Peer-to-Peer (P2P), Business-to-Consumer (B2C), Consumer-to-Business (C2B), and Business-to-Business (B2B) transactions. The main pull for WikiPay is its low transaction fees. WikiPay is free for payments between members. Additionally, WikiPay’s mobile marketing application, WikiBlast, enables merchants to reach their client base instantly with a variety of customizable SMS marketing programs.

Item 9.01      Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

In accordance with Item 9.01(a), WikiPay’s audited financial statements for the years ended December 31, 2011 and 2010 are filed in this Report as Exhibit 99.2.

(b)	Pro Forma Financial Information

In accordance with Item 9.01(b), our pro forma financial statements are filed in this Report as Exhibit 99.3.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger (1)
3.1	Certificate of Designation (1)
3.2	Amendment to Articles of Incorporation (1)
99.1	Press Release (1)
99.2	Financial Statements of WikiPay for the years ended December 31, 2011 and 2010
99.3	Pro Forma Financial Information
99.4	Fairness Opinion

(1)	Filed as an Exhibit on Current Report to Form 8-K with the SEC on February 14, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3 , 2012
THE WIKI GROUP, INC.

By:	/s/ Edward C. DeFeudis
Edward C. DeFeudis President and Chief Financial Officer